EXHIBIT 99.1

Guided Therapeutics Reports Record First Quarter 2016 Results

Key Highlights:

•	$262,000 of sales in 1Q 2016 a 106% increase from 2015
•	Record number of disposable LuViva® Cervical Guides shipped in Q1
•	Nearing 100 LuVivas shipped worldwide
•	Continued growth in the Middle East and Southeast Asia
•	Sale of 5 LuViva devices approved by Nairobi County Kenya for screening
•	Expanded distribution in Latin America
•	Negotiations with potential Chinese and Indian partners progressing

Norcross, GA (May 18, 2016) -- Guided Therapeutics, Inc. (OTCQB: GTHP) today announced its operating results for the first quarter ended March 31, 2016.

Sales Revenue, Cost of Sales and Gross Profit (Loss) from Devices and Disposables: Sales revenue from the sale of LuViva devices and disposables for the three months ended March 31, 2016, was $262,000, a 106% increase compared to the same period in 2015. Related costs of sales and net realizable value expenses were approximately $68,000, which resulted in a gross profit of approximately $194,000 for the first quarter of 2016. For the same period in 2015, approximately $127,000 in sales revenue was offset by approximately $107,000 in related costs of sales, resulting in a gross loss on devices and disposables of approximately $20,000. The increase from gross loss to gross profit was due to increased sales of disposables with the Company’s primary distributor, which carry a higher profit margin than device sales.

Research and Development Expenses:  Research and development expenses decreased to approximately $290,000 for the three months ended March 31, 2016, compared to $373,000 for the same period in 2015.  The decrease, of approximately $83,000, was primarily due to a slight decrease in payroll expenses.

Sales and Marketing Expenses:  Sales and marketing expenses were approximately $117,000 during the three months ended March 31, 2016, compared to $172,000 for the same period in 2015. The decrease was primarily due to Company-wide expense reduction and cost savings efforts.

General and Administrative Expenses:  General and administrative expenses decreased to approximately $917,000 during the three months ended March 31, 2016, compared to approximately $963,000 for the same period in 2015.  The decrease of approximately $46,000, or 5.0%, was primarily related to lower compensation and option expenses incurred during the same period.

Other Income: Other income for the three months ended March 31, 2016, was approximately $23,000, compared to other income of approximately $21,000 for the three months ended March 31, 2015.

Interest Expense:  Interest expense decreased to approximately $158,000 for the three months ended March 31, 2016, as compared to approximately $492,000 for the same period in 2015, primarily due to amortization of debt discount and debt issuance costs that were higher for the same period in 2015.

Fair Value of Warrants Expense: Fair value of warrants expense recovery was approximately $1,395,000 for the three months ended March 31, 2016, as compared to approximately $714,000 for the same period in 2015.

Net income was approximately $130,000 during the three months ended March 31, 2016, compared to a net loss of $1,245,000 for the same period in 2015, for the reasons outlined above. Preferred stock dividends was approximately $470,000 during the three months ended March 31, 2016, compared to $31,000 for the same period in 2015. Basic Net loss per share, was $0.11 for the three months ended March 31, 2016 and $1.31 for the same period in 2015. Diluted Net loss per share, was $0.00 for the three months ended March 31, 2016 and $1.31 for the same period in 2015.

Cash on hand at March 31, 2016 was approximately $56,000, as compared to approximately $35,000 at December 31, 2015. Net inventory on hand at the end of the quarter was approximately $1.3 million. The Company continues to manage cash and liquidity with austerity.

“The first quarter was a record for shipping single-use disposable LuViva cervical guides with almost 24,000 going to our Turkish distributor,” said Gene Cartwright, Chief Executive Officer of Guided Therapeutics. “We also shipped LuViva devices to Saudi Arabia and Indonesia during the quarter, bringing to 10 the number of units in the Middle East and 15 in Southeast Asia. As of the end of the first quarter, we shipped a total of 97 LuViva devices and approximately 60,000 disposable cervical guides, worldwide.”

“During the first quarter, we received notification that the Health Services Sector of Nairobi County, Kenya has agreed to purchase an additional five LuViva units for use in the agency’s cervical cancer screening program. The planned purchase brings to six the number of LuVivas ordered by Nairobi County which is the largest population center in East Africa, with approximately 900,000 screening-aged women,” Mr. Cartwright said.

“Finally, we expanded our distribution in Latin America to include the Dominican Republic in the first quarter and subsequently shipped our first unit there,” Mr. Cartwright said. “We continue to negotiate with potential partners for distribution and manufacturing rights in China, and are in late stage discussions with a partner for India.”

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level.

The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use in the U.S. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of commercialization of products, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the sufficiency of capital raised in prior financings and the ability to realize their expected benefits, the uncertainty of future capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, and the dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and subsequent filings.

GUIDED THERAPEUTICS INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in Thousands)

	FOR THE THREE MONTHS ENDED MARCH 31,
	2016	2015
REVENUE:
Sales – devices and disposables	$262	$127
Cost of goods sold	68	107
Gross profit	194	20

OPERATING EXPENSES:
Research and development	290	373
Sales and marketing	117	172
General and administrative	917	963
Total operating expenses	1,324	1,508

Operating loss	(1,130)	(1,488)

OTHER INCOME (EXPENSES):
Other income	23	21
Interest expense	(158)	(492)
Change in fair value of warrants	1,395	714
Total other income	1,260	243

INCOME (LOSS) FROM OPERATIONS	130	(1,245)

PROVISION FOR INCOME TAXES	—	—

NET INCOME (LOSS)	$130	$(1,245)

PREFERRED STOCK DIVIDENDS	(470)	(31)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(340)	$(1,276)

NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS
BASIC	$(0.11)	$(1.31)
DILUTED	$(0.00)	$(1.31)

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	3,084	973
DILUTED	109,899	973

(In thousands)	March 31, 2016	December 31, 2015
Cash & Cash Equivalents	$56	$35
Inventory, net of reserve	1,253	1,119
Total Assets	2,366	2,563
Total Liabilities	7,816	8,125
Working Capital Deficit	(3,983)	(2,956)
Accumulated Deficit	(122,903)	(122,563)
Stockholders’ Equity Deficit	(5,450)	(5,562)

Selected Balance Sheet Data (Unaudited)

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